EMPLOYMENT AGREEMENT


Title

     Executive Vice President and Chief Financial Officer, reporting directly to Irwin D. Simon, Hain's Chief Executive Officer.

Term

     An initial term commencing October 1, 2001 and ending June 30, 2002. Mr. Lamel's employment will automatically renew in one year increments effective July 1 of each fiscal year unless notice not to renew is delivered by Hain or Mr. Lamel 90 days prior to the next renewal date.

Annual Base Salary

    For the Fiscal
   Year Ending Amount
     June 30, 2002           $300,000 (pro rated from
                             employment commencement date)

     Annual base salary will be reviewed annually and will be subject to upward adjustment based on performance and market factors.

Annual Bonus

     Mr. Lamel's annual bonus shall be determined in accordance with Hain's current policies for executive officer compensation and shall be based on performance and market factors. Mr. Lamel will receive a minimum annual bonus equal to at least 25% of his annual base salary during the first two years of his employment (pro rated for the fiscal year ending June 30, 2002), but in no event shall Mr. Lamel's annual base salary and annual bonus be less than $375,000 during the term of his employment with Hain; provided, payment of Mr. Lamel's annual bonus for the fiscal year ending June 30, 2002 will be contingent upon his continued employment with Hain for one year beyond the commencement of this agreement. In addition, Mr. Lamel will have the opportunity to earn the highest non-CEO bonus in terms of dollar value not percentage of annual base salary.

Benefits

Standard Hain benefits for senior executives.


Vacation

3 weeks.


Perquisites

Standard car allowance for senior executives.

Severance

I.

     If Mr. Lamel is "terminated without cause", he will be entitled to receive:

             -  1 year annual salary

             -  1 year minimum annual bonus

             -  accrued bonus through termination plus vacation

             -  1 year of continued benefits

             -  vesting of all outstanding stock options

     "Termination without cause" shall mean any termination of Mr. Lamel's employment by Hain for any reason other than "termination for cause" or a termination due to Mr. Lamel's disability or death.

II.

     If Mr. Lamel (i) is "terminated for cause" or (ii) terminates the agreement (other than as provided under "change of control" below), Mr. Lamel will receive his earned salary and benefits through the date of termination. "Termination for cause" shall mean a termination of Mr. Lamel's employment by Hain due to (i) his conviction of a felony or crime involving moral turpitude or (ii) his willful and continued failure to perform the material duties of his position, which failure continues for a period of 30 days after his receipt of written notice from Hain specifying the exact details of the alleged failure and which has had (or is expected to have) a material adverse effect on the business of Hain or its subsidiaries.

III.

     If Mr. Lamel is terminated due to death or disability, he will receive earned salary and benefits and one year's annual salary and benefits (which, in the case of death, will be paid to his designated beneficiary).

Options

     At the commencement of Mr. Lamel's employment, Mr. Lamel will receive options exercisable for 125,000 shares of Hain common stock at an exercise price of the market price at the date of grant. Fifty percent (50%) of the options will vest immediately and the remaining fifty percent (50%) will vest on the first anniversary of his employment. On or before the first anniversary of the commencement of his employment, Hain will grant Mr. Lamel options exercisiable for an additional 75,000 stock options at an exercise price of the market price at the date of grant if Hain and Mr. Lamel have met certain pre-established performance criteria.

Change of Control

     Mr. Lamel will enter into the standard change of control agreement for Hain senior executives. In addition, in the event of a "change of control" (as defined in the change of control agreement), Mr. Lamel will receive an additional 75,000 stock options exercisable at the lessor of (i) the average daily closing price of Hain common stock during the 120-day trading period immediately prior to the first public announcement relating to the transaction triggering such change of control, or (ii) the price per share of common stock to be paid in the change of control transaction less $6.67 per share (or the equivalent thereof). Following a "change of control," the severance provisions contained in the change of control agreement shall govern.

Non-Competition

     During his employment and for one year thereafter if Mr. Lamel is terminated for cause or resigns other than in connection with a "change of control."

Confidentiality

     Customary confidentiality applicable to Hain executive officers.